                                                                       EXHIBIT 1

                           Offer to Purchase For Cash
                                      AIMCO
                   AIMCO/Bethesda Holdings Acquisitions, Inc.
             is offering to purchase any and all assignee units of
                   limited partnership interest ("units") in

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP

                            FOR $845 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer. If units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each limited partner.

Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on March 6, 2001, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer is not subject to a minimum number of units being tendered.

Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer.

         Our affiliates recently acquired interests in certain entities affiliated with Oxford Realty Financial Group, Inc. (the "Oxford Acquisition"), and now control the managing general partner of your partnership. OUR OFFER PRICE IS AT LEAST EQUAL TO THE REAL ESTATE VALUES FOR YOUR PARTNERSHIP USED IN SUCH TRANSACTIONS.

         We are informed that an unaffiliated third party has commenced an offer for units at a price of $655 per unit, less a $150 transfer fee.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o Although our offer price is at least equal to the real estate values for your partnership used in the Oxford Acquisition, we determined the offer price of $845 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o The managing general partner and the property manager of your partnership are our affiliates. Accordingly, the managing general partner has substantial conflicts of interest with respect to our offer.

         (Continued on next page)

                 ----------------------------------------------


         If you desire to accept our offer, you should complete and sign the enclosed acknowledgment and agreement in accordance with the instructions thereto and mail or deliver the signed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT
(888) 349-2005.

                                February 5, 2001

(Continued from prior page)


o Continuation of your partnership will result in our affiliates continuing to be entitled to receive management fees from your partnership. Such fees would not be payable if your partnership was liquidated.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

o        It is possible that we may conduct a future offer at a higher price.

o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of a general partner, most amendments to the partnership agreements and the sale of all or substantially all of your partnership's assets.

         The information contained in "The Offer - Section 8. Background and Reasons for the Offer -- Alternatives Considered by Your Managing General Partner, - Comparison of Offer Price to Alternative Consideration, and - Prices on Secondary Market," "The Offer - Section 10. Position of the Managing General Partner of Your Partnership With Respect to the Offer," and "The Offer --
Section 13. Certain Information Concerning Your Partnership" has been provided to us for inclusion in this offer to purchase by the managing general partner of your partnership, which is our affiliate.




                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

         By Mail:                By Overnight Courier:            By Hand:
       P.O. Box 2065              111 Commerce Road           111 Commerce Road
S. Hackensack, NJ 07606-2065     Carlstadt, NJ 07072          Carlstadt, NJ 07072
                              Attn: Reorganization Dept.    Attn: Reorganization Dept.

                          For information, please call:

                            TOLL FREE: (888) 349-2005

                                TABLE OF CONTENTS



                                                                                                                 Page
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
SUMMARY TERM SHEET................................................................................................1

RISK FACTORS......................................................................................................3
         No Third Party Valuation or Appraisal; No Arms-Length Negotiation........................................3
         Offer Price May Not Represent Fair Market Value..........................................................3
         Offer Price Does Not Reflect Future Prospects............................................................3
         Offer Price May Not Represent Liquidation Value..........................................................3
         Continuation of the Partnership; No Time Frame Regarding Sale of Properties..............................3
         Holding Units May Result in Greater Future Value.........................................................3
         Conflicts of Interest With Respect to the Offer..........................................................4
         No General Partner Recommendation........................................................................4
         Conflicts of Interest Relating to Management Fees........................................................4
         Possible Future Offer at a Higher Price..................................................................4
         Recognition of Taxable Gain on a Sale of Your Units......................................................4
         Loss of Future Distributions from Your Partnership.......................................................4
         Possible Increase in Control of Your Partnership by Our Affiliates.......................................5
         Recognition of Gain Resulting from Possible Future Reduction in Your Partnership Liabilities.............5
         Possible Termination of Your Partnership for Federal Income Tax Purposes.................................5
         Risk of Inability to Transfer Units for 12-Month Period..................................................5
         Potential Delay in Payment...............................................................................6

THE OFFER.........................................................................................................6
         Section 1    Terms of the Offer; Expiration Date; Proration..............................................6
         Section 2.   Acceptance for Payment and Payment for Units................................................7
         Section 3.   Procedure for Tendering Units...............................................................8
         Section 4.   Withdrawal Rights..........................................................................10
         Section 5.   Extension of Tender Period; Termination; Amendment; Subsequent
                           Offering Period.......................................................................11
         Section 6.   Certain Federal Income Tax Matters.........................................................12
         Section 7.   Effects of the Offer.......................................................................14
         Section 8.   Information Concerning Us and Certain of Our Affiliates....................................15
         Section 9.   Background and Reasons for the Offer.......................................................19
         Section 10   Position Of The Managing General Partner Of Your Partnership With
                           Respect To The Offer..................................................................24
         Section 11.  Conflicts Of Interest And Transactions With Affiliates.....................................25
         Section 12.  Future Plans Of The Purchaser..............................................................26
         Section 13.  Certain Information Concerning Your Partnership............................................27
         Section 14.  Voting Power...............................................................................33
         Section 15.  Source Of Funds............................................................................33
         Section 16.  Dissenters' Rights.........................................................................34
         Section 17.  Conditions of The Offer....................................................................34
         Section 18.  Certain Legal Matters......................................................................36
         Section 19.  Fees And Expenses..........................................................................37

ANNEX I  OFFICERS AND DIRECTORS..................................................................................38

ANNEX II LETTER OF TRANSMITTAL...................................................................................43

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. We are offering to acquire any and all of the assignee limited partnership units in Oxford Residential Properties I Limited Partnership, your partnership, for $845 per unit, in cash, less any distributions made by your partnership prior to the termination of the offer. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered the following factors. See "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price, -- Valuation of Units, and -- Comparison of Consideration to Alternative Consideration."

         o Our affiliates recently acquired interests in certain entities affiliated with Oxford Realty Financial Group, Inc. and now control the managing general partner of your partnership. OUR OFFER PRICE IS AT LEAST EQUAL TO THE REAL ESTATE VALUES FOR YOUR PARTNERSHIP USED IN SUCH TRANSACTIONS;

        o The partnership's 2000 property income as capitalized using the direct capitalization method;

        o Prices at which the units have recently sold, to the extent such information is available to us;

        o      The absence of a liquid trading market for the units; and

        o The offer by an unaffiliated third party to purchase units at a price of $655 per unit, less a $150 transfer fee.

o PRORATIONS. If the purchase of all validly tendered units would result in there being less than 320 holders of units, we will purchase only 99% of the total number of units so tendered by each holder. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o EXPIRATION DATE. Our offer expires on March 6, 2001, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal attached as Annex II, to the Information Agent, River Oaks Partnership, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedures for Tendering."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after April 3, 2001 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each unitholder may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. Our affiliate, AIMCO Properties, L.P., has agreed to provide the funds necessary to enable us to purchase all of the units sought in this offer. See "The Offer--Section 15. Source of Funds."

o CONDITIONS TO THE OFFER. There are a number of conditions to our offer, including our having adequate cash and available funds, the absence of a new competing tender offer, the absence of an increase made in the consideration offered by a competing tender offer, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. See "The Offer--Section 17. Conditions to the Offer."

o REMAINING AS A UNITHOLDER. If you do not tender your units, you will retain all of your rights as a holder of units of limited partnership interest in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. Our affiliate has managed the properties owned by your partnership for a number of years. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are a subsidiary of Apartment Investment and Management Company ("AIMCO"), a Maryland corporation and a New York Stock Exchange listed company. We are also an affiliate of AIMCO's main operating partnership, AIMCO Properties, L.P., a Delaware limited partnership. See "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates."

o CONFLICTS OF INTEREST. Our affiliate receives fees for managing your partnership's properties and the managing general partner of your partnership (which is also our affiliate) is entitled to receive fees for transactions involving your partnership and its properties. As a result, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. See "The Offer--Section
         11. Conflicts of Interests" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The managing general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units, and believes each unitholder should make his or her own decision whether or not to tender his or her units. See "The Offer -- Section 10. Position of the Managing General Partner of Your Partnership with Respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer- Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION

         We did not base our valuation of the properties owned by your partnership on any third-party appraisal or valuation. Although our offer price is at least equal to the real estate values for your partnership used in the Oxford Acquisition, we established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party. Your managing general partner makes no recommendation to you as to whether or not you should tender your units.

OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. See "The Offer - Section 9. Background and Reasons for the Offer - Prices on Secondary Market." Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS

         Our offer price is based on your partnership's 2000 property income. It does not ascribe any value to potential future improvements in the operating performance of your partnership's properties.

OFFER PRICE MAY NOT REPRESENT LIQUIDATION VALUE

         The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTIES

         Your managing general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. However, it is not known when the properties owned by your partnership may be sold. There may be no way to liquidate your investment in the partnership in the future until the properties are sold and the partnership is liquidated. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2027, unless sooner terminated as provided in the agreement or by law. The managing general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the managing general partner of your partnership believes that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. In particular, the managing general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when any property will be sold or otherwise disposed of.

HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated.

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

         The managing general partner of your partnership is our affiliate. Accordingly, it has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

NO GENERAL PARTNER RECOMMENDATION

         The managing general partner of your partnership (which is our affiliate) makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the managing general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES

         Because our affiliate receives fees for managing your partnership's properties and because your managing general partner (which is our affiliate) is entitled to receive fees for transactions involving your partnership and its properties, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the managing general partner of your partnership or the property manager of any property owned by your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

POSSIBLE FUTURE OFFER AT A HIGHER PRICE

         It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of properties owned by your partnership.

POSSIBLE INCREASE IN CONTROL OF YOUR PARTNERSHIP BY US AND OUR AFFILIATES

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the managing general partner. We are under common control with, and have the same executive officers and directors as, the managing general partner of your partnership. As a result, our ultimate parent corporation, Apartment Investment and Management Company ("AIMCO"), and certain of its affiliates effectively control the management of your partnership. Under your partnership's agreement of limited partnership, holders of a majority of the outstanding units of limited partnership interest, including assignee units, must approve certain extraordinary transactions, including the removal of a general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We currently do not own any of the outstanding units. AIMCO and certain of its affiliates currently beneficially own in the aggregate 11,057, or 45.78%, of the outstanding units. If we acquire more than an additional 4.22% of the outstanding units, AIMCO and certain of its affiliates will beneficially own a majority of the outstanding units and will have the ability to control any vote of the limited partners.

RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the managing general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the managing general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES

         If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your interests in your partnership, thereby increasing the taxable income allocable to your interests in your partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain.

RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer. If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered which do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units.

POTENTIAL DELAY IN PAYMENT

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

                                    THE OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean 5:00 p.m., New York City time, on March 6, 2001, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership to you on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

         We will pay any transfer fees imposed for the transfer of units by your partnership. However, you will have to pay any taxes that arise from your sale of units. You will also have to pay any fees or commissions imposed by your broker, or by any custodian or other trustee of any Individual Retirement Account or benefit plan which is the owner of record of your units. Although the fees charged for transferring units from an Individual Retirement Account vary, such fees are typically $25-$50 per transaction. Depending on the number of units that you tender, any fees charged on a per transaction basis could exceed the aggregate offer price you receive (as a result of proration or otherwise).

         If units are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights" and the purchase of all such units would result in (i) a "Rule 13e-3 transaction" within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"), or (ii) there being less than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each unitholder (subject to any necessary adjustment for fractional units). If we are going to purchase only 99% of the units validly tendered, we will notify you of such fact. In such case, you would continue to be a unitholder and receive a K-1 for tax reporting purposes. See "The Offer--Section 7. Effects of the Offer--Effect on Trading Market; Registration Under 12(g) of the Exchange Act."

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay unitholders the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         The offer is conditioned on satisfaction of certain conditions. The offer is not conditioned upon any minimum number of units being tendered. See "The Offer--Section 17. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering unitholders, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered,
(iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective January 1, 2001.

         This offer is being mailed on or about February 5, 2001 to the persons shown by your partnership's records to have been unitholders or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units, on February 5, 2001.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal attached as Annex II. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for any and all units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the managing general partner. Accordingly, in some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In other circumstance we may only be able to purchase units which, together with units previously transferred within the preceding twelve months, do not exceed 50% of the outstanding units.

         If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered which do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each unitholder and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units. If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from us and transmitting cash payments to tendering unitholders.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, you may withdraw any tendered units on or after April 3, 2001 if we have not previously accepted validly tendered units for payment. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.       PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of the your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered unit for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a unitholder as we, in our sole discretion, may deem proper at any meeting of limited partners and/or unitholders, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or unitholders then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your managing general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer price, to become a unitholder, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the managing general partner of your partnership a change of address form instructing the managing general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular unitholder. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 31% with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section
6. Certain Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.       WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after April 3, 2001 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedures for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to unitholders. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, we may provide for a subsequent offering period in tender offers for any and all outstanding units. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which unitholders may continue to tender units not tendered in the offer for the offer price. We do not intend to have a subsequent offering period.

6.       CERTAIN FEDERAL INCOME TAX MATTERS.

         The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) unitholders who tender some or all of their units for cash pursuant to our offer, and (ii) unitholders who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the unitholders (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A UNITHOLDER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO UNITHOLDERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property.

         If you tender a unit in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 31% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS.
Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is deemed to terminate for tax purposes, the following Federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners and unitholders in proportion to their respective interests in the old partnership in liquidation of the old partnership.

7.       EFFECTS OF THE OFFER.

         We are under common control with, and have the same executive officers and directors as, the managing general partner of your partnership. As a result, our ultimate parent corporation, AIMCO, and certain of its affiliates effectively control the management of your partnership. AIMCO and certain of its affiliates currently beneficially own in the aggregate 11,057, or approximately 45.78%, of the outstanding units of your partnership. If we are successful in acquiring more than an additional 4.22% of the outstanding units pursuant to the offer, AIMCO and certain of its affiliates will beneficially own more than 50% of the total outstanding units. This interest, combined with their control of your partnership's managing general partner, would allow them to control the outcome of all voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to the offer, they will be able to significantly influence the outcome of all voting decisions with respect to your partnership. In general, we will vote any units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other unitholders, and our affiliates will vote the units they own in whatever manner they deem to be in their best interests, which may not be in the interest of other unitholders. This could (1) prevent non-tendering unitholders from taking action that non-tendering unitholders desire but that we or our affiliates oppose and (2) enable us or our affiliates to take action desired by us or our affiliates but opposed by non-tendering unitholders. We also are affiliated with the company that currently manages, and has managed for some time, the properties owned by your partnership. In the event that we acquire a substantial number of units pursuant to the offer, removal of a property manager may become more difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to unitholders to the extent of the units purchased.

         PARTNERSHIP STATUS. We believe our purchase of units should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the properties owned by your partnership. The managing general partner and property manager of your partnership, which are our affiliates, will both remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your managing general partner or property manager.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(G) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of unitholders will materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership had 23,667 units outstanding held by approximately 1,431 unitholders as of December 31, 1999, according to your partnership's annual report on Form 10-K for the year then ended. If units are tendered which would result in less than 320 unitholders, we will purchase no more than 99% of the units tendered by each unitholder to assure that there are more than 300 unitholders after the offer. See "The Offer--Section 1. Terms of the Offer; Expiration Date."

         SELLING AGENT. Although there is not an established trading market for the units, your partnership's annual report on Form 10-K for the year ended December 31, 1999 states that Merrill Lynch acts as Selling Agent on behalf of your partnership. We have no current intention of changing this relationship.

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.       INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are a subsidiary of AIMCO and an affiliate of AIMCO Properties, L.P. Together with its subsidiaries, AIMCO Properties, L.P. conducts substantially all of AIMCO's operations. AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." Based on apartment unit data compiled as of January 1, 2000, by the National Multi Housing Council, we believe that AIMCO Properties, L.P. is the largest owner and manager of multi-family apartment properties in the United States. As of September 30, 2000, AIMCO Properties,
L.P.:

     -   owned or controlled 137,419 units in 500 apartment properties;

     -   held an equity interest in 132,909 units in 769 apartment properties;
         and

     - managed 63,458 units in 487 apartment properties for third party owners and affiliates.

         The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. AIMCO's and our principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

         The names, positions and business addresses of our directors and executive officers, as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference. These individuals also serve AIMCO and the managing general partner of your partnership in the same capacities.

         AIMCO and AIMCO Properties, L.P. are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to their business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO and AIMCO Properties, L.P., please refer to their respective Annual Reports on Form 10-K for the year ended December 31, 1999, and their respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents they have filed.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates," "The Offer -- Section 13. Certain Information Concerning your Partnership -- Beneficial Ownership of Interests in Your Partnership," and "The Offer--Section 15. Source of Funds," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SELECTED FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the nine months ended September 30, 2000 and 1999 is unaudited. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 1999 and 1998 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in the AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the quarter ended September 30, 2000.


                                                          NINE MONTHS ENDED               YEAR ENDED
                                                             SEPTEMBER 30,                DECEMBER 31,
                                                       ------------------------    ------------------------
                                                          2000          1999         1999          1998
                                                       ----------    ----------    ----------    ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)


OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other property revenue                    $  753,463    $  347,187    $  531,883    $  373,963
  Property operating expenses                            (302,435)     (135,580)     (213,959)     (145,966)
  Owned property management expenses                       (9,713)         (367)      (15,322)      (10,882)
  Depreciation                                           (223,128)      (82,582)     (131,257)      (83,908)
                                                       ----------    ----------    ----------    ----------
  Income from property operations                         218,187       128,658       171,345       133,207
SERVICE COMPANY BUSINESS:
  Management fees and other income                         36,865        23,567        42,877        22,675
  Management and other expenses                           (23,603)      (25,883)      (25,470)      (16,960)
                                                       ----------    ----------    ----------    ----------
  Income from service company business                     13,262         2,316        17,407         5,715
                                                       ----------    ----------    ----------    ----------
  General and administrative expenses                      (9,609)       (7,210)      (12,016)      (10,336)
  Interest expense                                       (190,459)      (91,416)     (139,124)      (88,208)
  Interest income                                          47,352        37,382        62,183        28,170
  Equity in earnings (losses) of unconsolidated
      subsidiaries (a)                                      2,538        (5,808)       (2,588)       12,009
  Equity in earnings (losses) of unconsolidated
      real estate partnerships (b)                         (4,489)        7,264        (2,400)       (2,665)
  Loss from IPLP exchange and assumption                       --          (684)         (684)       (2,648)
  Minority interest in other entities                     (10,977)       (2,078)       (5,788)       (1,868)
  Amortization of intangibles                              (4,968)       (5,826)       (5,860)       (8,735)
                                                       ----------    ----------    ----------    ----------
  Income from operations                                   60,837        58,416        82,475       (64,641)
  Gain on disposition of properties                        14,234           330        (1,785)        4,287
                                                       ----------    ----------    ----------    ----------
  Net income                                           $   75,071    $   58,746    $   80,690    $   68,928
                                                       ==========    ==========    ==========    ==========



                                                              NINE MONTHS ENDED                     YEAR ENDED
                                                                SEPTEMBER 30,                      DECEMBER 31,
                                                       ------------------------------    ------------------------------
                                                            2000            1999              1999            1998
                                                       -------------    -------------    -------------    -------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

BALANCE SHEET INFORMATION
(END OF PERIOD:)
  Real estate, before accumulated depreciation         $   6,121,674    $   3,076,973    $   4,508,535    $   2,743,865
  Real estate, net of accumulated depreciation             5,471,869        2,757,723        4,092,543        2,515,710
  Total assets                                             7,156,084        4,506,468        5,684,251        4,186,764
  Total indebtedness                                       3,825,203        1,692,888        2,584,289        1,601,730
  Partnership-obligated mandatory redeemable
      convertible preferred securities of a
      subsidiary trust                                        35,330          149,500          149,500          149,500
  Partners' Capital                                        2,824,740        2,428,713        2,486,889        2,153,335

OTHER INFORMATION:
  Total owned or controlled properties
      (end of period)                                            500              240              373              234
  Total owned or controlled apartment units (end
      of period)                                             137,419           65,546          106,148           61,672
  Total equity apartment units (end of period)               132,909          167,165          133,113          171,657
  Units under management (end of period)                      63,458          130,107          124,201          146,034
  Basic earnings per common OP unit                    $        0.35    $        0.25    $        0.39    $        0.80
  Diluted earnings per common OP unit                  $        0.34    $        0.25    $        0.38    $        0.78
  Dividend declared per common OP unit                 $        2.10    $       1.875    $        2.50    $        2.25
  Cash flows provided by operating activities          $     281,185    $     163,852    $     254,380    $     144,152
  Cash flows used in investing activities                   (563,026)        (151,534)        (243,078)        (342,541)
  Cash flows provided by (used in) financing
      activities                                             286,781           (8,947)          37,470          214,133
  Funds from operations (c)                            $     277,519    $     229,614    $     320,434    $     193,830
  Weighted average number of Common OP Units
      outstanding                                             75,986           71,184           78,531           56,567



---------------

(a) Represents AIMCO Properties, L.P.'s equity in earnings of unconsolidated subsidiaries.

(b) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 132,909 apartment units at September 30, 2000 in which partnerships AIMCO Properties, L.P. owns an equity interest.

(c) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based on the NAREIT definition, as adjusted for the amortization of goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of distributions on preferred limited partnership interests. AIMCO Properties, L.P.'s management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

      The following is a reconciliation of net income to funds from operations:



                                                  NINE MONTHS ENDED              YEAR ENDED
                                                    SEPTEMBER 30,                DECEMBER 31,
                                                  2000          1999          1999          1998
                                               ----------    ----------    ----------    ----------
                                                                  (IN THOUSANDS)

Net income                                     $   75,071    $   58,746    $   80,690    $   68,928
Gain (loss) on disposition of property            (14,234)         (330)        1,785        (4,287)
Real estate depreciation, net of minority         206,298        78,960       121,084        79,869
    interests
Real estate depreciation related to                51,235        73,950       104,754        34,765
    unconsolidated entities
Amortization of intangibles                         5,523         7,366        36,731        26,177
Amortization of recoverable amount of                 648        32,126            --            --
    management contracts
Deferred (benefit) provision                        2,675         3,102         1,763         9,215
Expenses associated with convertible                   --            --         6,892            --
    Preferred securities
Preferred unit distributions                      (19,590)      (26,735)      (33,265)      (20,837)
                                               ----------    ----------    ----------    ----------
TOPR's interest expense                             8,285         2,429            --            --
Funds from operations                          $  315,910    $  229,614    $  320,434    $  193,830
                                               ----------    ----------    ----------    ----------

      As of June 30, 2000, AIMCO Properties, L.P. had a net tangible book value of $67.08 per common unit.

9.       BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. AIMCO Properties, L.P. contracted to purchase 20 units in an American Partnership Board transaction for $650 per unit on August 1, 2000, paid for such units on or about August 10, 2000 using working capital, and subsequently transferred such units to us. On September 20, 2000, AIMCO acquired (the "Oxford Acquisition") interests in affiliates of Oxford Realty Financial Group, Inc. ("Oxford") for aggregate consideration of $328 million in cash and securities. On September 28, 2000, we purchased 1,033 units at a price of $845 per unit from an affiliated third party in a negotiated transaction, and on November 27, 2000, we acquired an additional 5,007 units from 435 unitholders in a tender offer at a price of $845 per unit. On January 2, 2001, we sold all of our units of your partnership to AIMCO Properties, L.P. at a price of $845 per unit.

         As a result of these transactions, AIMCO acquired the managing general partner of your partnership and now beneficially owns in the aggregate 11,057, or approximately 45.78%, of the outstanding units. AIMCO also owns the entity that currently manages, and has for some time managed, the property owned by your partnership. We believe that tender offers for limited partnership interests in limited partnerships controlled by Oxford (the "Oxford Partnerships") would provide liquidity for the limited partners of the Oxford Partnerships, and would provide AIMCO with a larger asset and capital base and increased diversification.

         OTHER TENDER OFFERS. On October 10, 2000, we initiated a tender offer in which we offered to purchase units at a purchase price of $845 per unit in cash. The offer expired on November 27, 2000, and we acquired a total of 5,007 units from 435 unitholders in the offer, bringing AIMCO's beneficial ownership to 11,057, or 45.78% of the outstanding units of your partnership.

         We are aware that other tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are informed that an unaffiliated third party has commenced an offer for your units at a price of $655 per unit, less a $150 transfer fee. We are unaware of the amounts offered, terms, tendering parties or number of units involved in any other pending tender offers. We are not aware of any merger, consolidation or other combination involving any of the Oxford Partnerships, or any acquisitions of any of such partnerships or a material amount of the assets of such partnerships.

         ALTERNATIVES CONSIDERED BY YOUR MANAGING GENERAL PARTNER. Our affiliates recently acquired interests in certain entities affiliated with Oxford and now control the managing general partner of your partnership. Before we commenced this offer, your managing general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your managing general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         However, in the opinion of your managing general partner, which is our affiliate, the present time is not the most desirable time to sell the real estate assets of your partnership, and the proceeds realized from any such sale would be uncertain. Your managing general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of any property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell any property owned by your partnership.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the properties owned by your partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing some or all of your partnership's properties or merging your partnership with us. However, both of these alternatives would require a vote of the limited partners and unitholders. If the transaction were approved, all of the limited partners and unitholders, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the limited partners and unitholders, including those who would like to dispose of their investment in your partnership's properties, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for units of AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most unitholders, when given a choice, prefer cash.

DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

        o Our affiliates recently acquired interests in certain entities affiliated with Oxford and now control the managing general partner of your partnership. Our offer price is at least equal to the real estate values for your partnership used in such transactions;

        o The partnership's 2000 property income as capitalized using the direct capitalization method;

        o Prices at which the units have recently sold, to the extent such information is available to us;

        o      The absence of a liquid trading market for the units; and

        o The offer by an unaffiliated third party to purchase units at a price of $655 per unit, less a $150 transfer fee.

         Our determination of the offer price was based on our review and analysis of the foregoing information and the other financial information and analyses concerning the partnership summarized below.

         VALUATION OF UNITS. We determined our offer price by applying a capitalization rate to your partnership's 2000 property income. A capitalization rate is a percentage (rate of return) commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate applied to a property's income, the higher its value. We selected capitalization rates based on our experience in valuing similar properties. We considered local market sales information for comparable properties, estimated actual capitalization rates (property income less capital reserves divided by sales price) and then evaluated each property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. We believe that arms-length purchasers would base their purchase offers on capitalization rates comparable to those we used; however, there is no single correct capitalization rate and others might use different rates.

         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your managing general partner, which is our affiliate, has attempted to compare the offer price against: (a) estimated liquidation value; and (b) prevailing prices on the secondary market. The managing general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results, if any, since September 30, 2000 as to income and expenses of the properties, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your managing general partner, which is our affiliate, or another affiliate at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the managing general partner of your partnership or another affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the managing general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's properties are sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2027, unless sooner terminated as provided in the agreement or by law.



                            COMPARISON TABLE                                       PER UNIT
                            ----------------                                       --------

         Cash offer price .............................................             $  845
         Alternatives
              Our prior cash tender offer price........................             $  845
              Other tender offer price.................................             $  655(1)
              Highest price on secondary market........................             $  675
              Estimated liquidation proceeds...........................             $  845

---------------
(1)      Does not reflect a transfer fee of $150.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by use and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the year ended December 31, 1999 and the nine months ended September 30, 2000, as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM


                                                                   High          Low
                                                                ----------    ---------

Nine Months Ended September 30, 2000: ......................    $   675.00    $  650.00
Year Ended December 31, 1999: ..............................        601.11       550.00


         Set forth in the table below are the high and low sales prices of units for the year ended December 31, 1999 and the nine months ended September 30, 2000, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD


                                                                  High            Low
                                                                --------      ---------

Nine Months Ended September 30, 2000: ......................    $     --      $      --
Year Ended December 31, 1999: ..............................      601.11         601.11

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your managing general partner, which is our affiliate, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's properties are sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to your partners and unitholders in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to unitholders from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the current time.

10. POSITION OF THE MANAGING GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER.

         The partnership and the managing general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this Offer to Purchase:

         The managing general partner of your partnership believes the offer price and the structure of the transaction are fair to the unitholders. In making such determination, the managing general partner considered all of the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

         o the offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them;

         o     the offer price and the method used to determine the offer price;

         o the offer price is based on an estimated value of your partnership's properties that has been determined using a method believed to reflect the valuation of such assets by buyers in the market for similar assets;

         o prices at which the units have recently sold, to the extent such information is available;

         o     the absence of an established trading market for your units;

         o an analysis of possible alternative transactions, including property sales, or a liquidation of the partnership;

         o an evaluation of the financial condition and results of operations of your partnership; and

         o the offer by an unaffiliated third party to purchase units at a price of $655 per unit, less a $150 transfer fee.

         Although the managing general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer, the managing general partner does believe that if you sell your units, you should sell them for the highest offered price. Although the managing general partner believes our offer is fair, the managing general partner also believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Neither the managing general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the managing general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its managing general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration" and "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership," for certain information regarding transactions in units of your partnership.

11.      CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The managing general partner of your partnership is our affiliate. Accordingly, the managing general partner of your partnership has substantial conflicts of interest with respect to the offer. The managing general partner of your partnership has a fiduciary obligation to you, even though it is our affiliate. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your managing general partner in attempting to reconcile our interests with the interests of the other unitholders. We desire to purchase units at a low price and you desire to sell units at a high price. Although the managing general partner believes our offer is fair, it makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We are an affiliate of your partnership's managing general partner and property manager. The managing general partner does not receive an annual management fee but is entitled to receive fees for transactions involving your partnership and its properties and to receive reimbursements for expenses incurred in its capacity as managing general partner. The managing general partner of your partnership received total fees and reimbursements of $116,000 in 1998, $82,000 in 1999 and $52,500 (annualized) for 2000. The property manager for the properties received management fees of $153,000 in 1998, $159,000 in 1999 and $153,750 (annualized) for 2000. We have no current intention of changing the fee structure for your managing general partner or the manager of your partnership's properties. Under the Property Management Agreements with NHP Management Company, the management fee is equal to 5% of gross collections for all properties; however, 40% of this fee is subordinated until certain distribution preference levels to the Limited Partners or Assignee Unit Holders are achieved. The total amount deferred at September 30, 2000 was $994,000.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership properties are located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, AIMCO Properties, L.P. and its affiliates will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

12.      FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," we are under common control with, and have the same executive officers and directors as, the managing general partner of your partnership. As a result, our ultimate parent corporation, AIMCO, and certain of its affiliates effectively control the management of your partnership. In addition, we are under common control with the manager of your partnership's properties. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Together with AIMCO Properties, L.P. and our other affiliates, we are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. As part of that business, our affiliates have made and, in the future we and our affiliates intend to make, tender offers for partnerships which own apartments, including your partnership. Possibly, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's properties, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth in "The Offer - Section 9. Background and Reasons for the Offer," we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's properties. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your managing general partner's fiduciary obligations, the managing general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to unitholders.

         We have been advised that the possible future transactions the managing general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your managing general partner or its affiliates serve as managing general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which unitholders might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its unitholders, we will participate in those benefits to the extent of our ownership of units. The managing general partner is authorized under the agreement of limited partnership to transact the business of the partnership, except that the holders of a majority of the limited partnership units, including holders of assignee units of limited partnership, may vote on a liquidation, sale of substantially all assets, removal of a general partner and most amendments to the partnership agreement. AIMCO and certain of its affiliates currently beneficially own in the aggregate 11,057, or approximately 45.78%, of your partnership's outstanding units. If we are successful in subsequently acquiring more than an additional 4.22% of the outstanding units pursuant to the offer, AIMCO and certain of its affiliates will be able to control the outcome of any such vote. Even if we acquire a lesser number of units pursuant to the offer, however, AIMCO and certain of its affiliates will be able to significantly influence the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13.      CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. Oxford Residential Properties I Limited Partnership was organized on January 19, 1984 under the laws of the State of Maryland. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in various types of real properties which offer potential capital appreciation and cash distributions to its limited partners, including holders of assignee units of limited partnership.

         Your partnership's investment portfolio currently consists of the following residential apartment complexes:

            o   Fairlane East, a 244-unit complex in Dearborn, Michigan

            o   The Landings, a 150-unit complex in Indianapolis, Indiana

            o   Raven Hill, a 304-unit complex in Burnsville, Minnesota

            o   Shadow Oaks, a 200-unit complex in Tampa, Florida

         The managing general partner of your partnership is Oxford Residential Properties I Corporation, which is our affiliate. A wholly-owned subsidiary of AIMCO currently serves, and has for some time served, as manager of the properties owned by your partnership. As of December 31, 1999, based on the partnership's annual report on Form 10-K for the year then ended, there were 23,667 units issued and outstanding, which were held of record by 1,431 limited partners. Your partnership's and the managing general partner's principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, telephone (303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you prior to this offer to purchase, particularly Item 2 of Form 10-K, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes.

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. In general, your managing general partner (which is our affiliate) regularly evaluates the partnership's properties by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The managing general partner monitors the properties' specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the managing general partner to sell, refinance, upgrade with capital improvements or hold a particular partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your managing general partner is not currently seeking a sale of your partnership's properties primarily because it expects the properties' operating performance to improve in the long term. In making this assessment, your managing general partner noted the occupancy and rental rates at the properties. In particular, the managing general partner noted that it budgeted approximately $1.5 million in 2000 for capital improvements at the properties to repair and update the properties. Although there can be no assurance as to future performance, these expenditures are expected to improve the desirability of the property to tenants. The managing general partner does not believe that a sale of the properties at the present time would adequately reflect the properties' future prospects. Another significant factor considered by your managing general partner is the likely tax consequences of a sale of the properties for cash. Such a transaction would likely result in tax liabilities for many unitholders.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2027, unless sooner terminated as provided in the agreement or by law. Limited partners, including holders of assignee units of limited partnership, could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize unitholders to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. Your partnership has an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. The managing general partner estimates that it budgeted approximately $1.5 million on capital improvements during 2000. Such capital improvements are paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market area of your partnership's properties. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, as of January 1, 1999, AIMCO's then portfolio of 373,409 owned or managed apartment units represents approximately 2.2% of the national stock of rental apartments in structures with at least five apartments.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 1999 and 1998 is based on audited financial statements. The selected financial information set forth below for the six months ended September 30, 2000 and 1999 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your partnership for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

               OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)



                                                        FOR THE NINE MONTHS ENDED       FOR THE YEAR ENDED
                                                              SEPTEMBER 30,                DECEMBER 31,
                                                           2000          1999             1999        1998
                                                        ----------    -----------      --------    --------

OPERATING DATA:
     Apartment Revenues ...............................   $  6,259    $  6,052         $  8,056    $  7,718
     Net Income (Loss) ................................        752         619              624         414
     Net Income  per Assignee Unit ....................      31.11       26.31            25.63       16.71
     Distributions to Assignee Unitholders ............          0        (353)            (712)       (726)

CASH FLOWS:
     Net Increase (Decrease) in Cash and Cash
       Equivalents ....................................         (4)        (76)              34         220
     Net Cash Provided by Operating Activities ........      1,846       1,706            2,100       1,872

BALANCE SHEET DATA:
     Cash and Cash Equivalents ........................      1,318       1,212            1,322       1,288
     Land, Buildings and Improvements .................     23,281      23,666           23,545      24,092
     Mortgage Notes Payable ...........................     20,004      20,449           20,341      20,760
     General Partners' Capital (Deficit) ..............       (996)     (1,012)          (1,011)     (1,024)
     Assignor Limited Partner's Capital ...............          1           1                1           1
     Assignee Unitholders' Capital ....................      5,545       5,609            5,221       5,558

         On February 28, 2000 and August 25, 2000, your partnership made distributions of approximately $15.00 per unit to unitholders of record as of December 31, 1999 and June 30, 2000, respectively. These distributions were the same as three previous semi-annual distributions and represented a $5.00 per unit increase over the amount paid for the last semi-annual distribution for 1997. See "--Distributions."

         DESCRIPTION OF PROPERTIES. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of each of your partnership's properties.


                                       Date of                   Type of
             Property                  Purchase                 Ownership                    Use
             --------                  --------                 ---------                    ---

   Fairlane East                       12/23/85        Fee ownership subject to      144-unit apartments
   Dearborn, Michigan                                  first mortgage

   The Landings                        10/31/84        Fee ownership subject to      150-unit apartments
   Indianapolis, Indiana                               first mortgage

   Raven Hill                          12/24/86        Fee ownership subject to      304-unit apartments
   Burnsville, Minnesota                               first mortgage

   Shadow Oaks                         02/07/85        Fee ownership subject to      200-unit apartments
   Tampa, Florida                                      first mortgage

         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of each of your partnership's properties as of December 31, 1999.


                                    Gross
                                   Carrying        Accumulated
    Property                         Value         Depreciation      Rate       Method
                                   -----------     -------------     ----       ------
                                        (In Thousands)


Fairlane East                      $    15,099       $   6,411       5-25         S/L
The Landings                             5,249           2,245       5-25         S/L
Raven Hill                              12,255           5,203       5-25         S/L
Shadow Oaks                              8,303           3,502       5-25         S/L
                                   -----------       ---------
                                   $    40,906       $  17,361
                                   ===========       =========


         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding first mortgages encumbering each of your partnership's properties as of September 30, 2000.

                                                                                                          Principal
                                                                                                           Balance
                                 Principal Balance At     Stated                                            Due At
                                  September 30, 2000      Interest        Period                           Maturity
Property                            (In Thousands)          Rate        Amortized      Maturity Date    (In Thousands)
--------                         --------------------     --------      ----------     -------------    --------------

Fairlane East                            $  9,192          8.25%         10 Yrs          2/11/04           $  8,351
The Landings                                3,030          8.25%         10 Yrs          2/11/04              2,753
Raven Hill                                  4,629          8.25%         10 Yrs          2/11/04              4,206
Shadow Oaks                                 3,153          8.25%         10 Yrs          2/11/04              2,865
                                          -------                                                          --------

         TOTAL                            $20,004                                                          $ 18,175
                                          =======                                                          ========

         AVERAGE RENTAL RATES AND OCCUPANCY. The following shows the average rental rates and occupancy percentages for each of your partnership's properties during the periods indicated.



                                               Average Rental Rate          Average Occupancy
                                              --------------------          -----------------
Property                                       2000*         1999           2000*        1999
--------                                      ------        ------          -----       -----

Fairlane East                                 $ 1,073       $ 1,043          95%         96%
The Landings                                  $   658       $   602          91%         93%
Raven Hill                                    $   795       $   763          98%         98%
Shadow Oaks                                   $   536       $   517          95%         94%

----------

* Actual rates and percentages through June 30, 2000 have been annualized. The rates and percentages for 2000 could be higher or lower.

         PROPERTY MANAGEMENT. Your partnership's properties currently are managed, and have for some time been managed, by an entity which is a wholly-owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's properties, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.


         YEAR ENDED DECEMBER 31                                AMOUNT
         ----------------------                                ------

         1995....................................             $ 12.50
         1996....................................               15.00
         1997....................................               20.00
         1998....................................               30.00
         1999....................................               30.00
         2000 (through September 30).............               15.00
                                                              -------

                Total............................             $122.50
                                                              =======

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. On June 28, 2000, AIMCO Properties, L.P. and the principals of Oxford Realty Financial Group, Inc. ("Oxford"), a Maryland corporation, entered into a definitive acquisition agreement pursuant to which, on September 20, 2000, AIMCO Properties, L.P. acquired all of the stock and other interests held by officers and directors of the entities that own and control the Oxford properties. As part of this acquisition, AIMCO and its affiliates, which are described below, acquired:

         o the entity that owns the managing general partner of your partnership (Oxford Residential Properties I Corporation) and the entity that owns the non-managing general partner of your partnership; and

         o a direct and indirect interest in 4,997 units of your partnership.

         In addition, AIMCO's executive officers and two of its directors became our executive officers and directors and also became executive officers and directors of your partnership's managing general partner, Oxford Residential Properties I Corporation, as set forth on Annex I hereto.

         AIMCO Properties, L.P. paid $266 million in cash and $62 million in its partnership common units, valued at $45 per unit. In addition, approximately $19 million of transaction costs have been and will be incurred.

         AIMCO and certain of its affiliates beneficially own 11,057, or approximately 45.78%, of the outstanding units of your partnership. Of these units, 6,060 are held by AIMCO Properties, L.P. The remaining 4,997 units are held by ORP Acquisition Partners LP ("ORP"), a Maryland limited partnership.

         Acquisition Limited Partnership ("Acquisition"), a Maryland limited partnership, owns a 59% general partnership interest and a 40% limited partnership interest in ORP. ORP Acquisition, Inc. ("ORP Acquisition"), a Maryland corporation, owns a 1% general partnership interest in both Acquisition and ORP. Oxford wholly owns ORP Acquisition.

         AIMCO/Bethesda Holdings, Inc. ("ABH") was formed to consummate part of the acquisition above by acquiring a substantial majority of the capital stock of Oxford. (The balance of Oxford was acquired by a previously existing subsidiary of AIMCO.) AIMCO owns 99% of ABH through non-voting preferred stock, Tebet, L.L.C. owns 0.8% of ABH through voting common stock and Peter Kompaniez owns 0.2% of ABH through voting common stock. Terry Considine, the managing member of Tebet, L.L.C., is Chairman of the Board of Directors and Chief Executive Officer of AIMCO. Mr. Kompaniez is Vice Chairman of the Board of Directors and President of AIMCO. See Annex I hereto. The ownership of ABH was structured to satisfy certain REIT requirements.

         AIMCO Properties, L.P. previously owned a 45.565% limited partnership interest in Acquisition. In addition, we, as a wholly owned subsidiary of ABH, previously owned a 25.75% limited partnership interest in Acquisition. In connection with the acquisition, a 27.684% limited partnership interest in Acquisition was placed in escrow. As previously contemplated, as of January 2, 2001, the 27.684% limited partnership interest in Acquisition that had been held in escrow was transferred to AIMCO Properties, L.P. and AIMCO Properties, L.P. acquired the 25.75% limited partnership interest in Acquisition held by us. AIMCO Properties, L.P. currently owns a 99% limited partnership interest in Acquisition. AIMCO-GP, Inc. is the sole general partner of AIMCO Properties, L.P. (owning approximately 1% of the total equity interests). AIMCO-GP, Inc. is a wholly-owned subsidiary of AIMCO.

         Except as set forth herein and in "The Offer--Section 15. Source of Funds," neither we, nor, to the best of our knowledge, any of our affiliates,
(I) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

         COMPENSATION PAID TO THE MANAGING GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your managing general partner and its affiliates on a historical basis. The managing general partner is entitled to receive fees for transactions involving your partnership and its properties and is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership.


                                 PARTNERSHIP               PROPERTY
                                  FEES AND                MANAGEMENT
         YEAR                     EXPENSES                   FEES*
         ----                    -----------              -----------

         1998                    $  116,000                $  153,000
         1999                    $   82,000                $  159,000
         2000**                  $   52,500                $  153,750

--------------

* Under the Property Management Agreements with NHP Management Company, the management fee is equal to 5% of gross collections for all properties; however, 40% of this fee is subordinated until certain distribution preference levels to the Limited Partners or Assignee Unit Holders are achieved. The total amount deferred at September 30, 2000 was $994,000.

** Actual fees and expenses paid through September 30, 2000 have been annualized. The actual fees and expenses for 2000 could be higher or lower.

         LEGAL PROCEEDINGS. Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

14.      VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the managing general partner. We are under common control with, and have the same executive officers and directors as, the managing general partner of your partnership. As a result, our ultimate parent corporation, AIMCO, and certain of its affiliates effectively control the management of your partnership. Under your partnership's agreement of limited partnership, holders of a majority of the outstanding units of limited partnership interest, including assignee units, must approve certain extraordinary transactions, including the removal of a general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. AIMCO and certain of its affiliates currently beneficially own in the aggregate 11,057, or approximately 45.78%, of the outstanding units. If we acquire more than an additional 4.22% of the outstanding units, AIMCO and certain of its affiliates will beneficially own a majority of the outstanding units and will have the ability to control any vote of the limited partners.

15.      SOURCE OF FUNDS.

         We expect that approximately $10,655,450 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $15,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a secured $350 million revolving credit facility with Bank of America, Fleet National Bank (successor in interest to BankBoston, N.A.) and First Union National Bank with a syndicate comprised of a total of nine lender participants. AIMCO Properties, L.P. is the borrower and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, a pledge of certain options to purchase beneficial assignment interests in one entity, and a pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.05% and 2.55% in the case of LIBOR-based loans and between 0.55% and 1.05% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires in July 2002.

         AIMCO Properties, L.P. is concurrently making offers to acquire interests in other limited partnerships. We believe that AIMCO Properties, L.P. will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to the offer. As of January 25, 2001, it had $12.8 million of cash on hand and $244.7 million available for borrowing under existing lines of credit. It intends to repay any amounts borrowed to finance the offer out of future working capital.

16.      DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

17.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

        o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

        o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% from the date hereof,
               (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case from the date hereof, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed in directly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

        o there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as managing general partner of your partnership or to remove such entity as managing general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

        o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any managing general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

        o your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        o a new tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or the consideration offered in any tender offer or exchange offer for any units so commenced or publicly proposed is increased, or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

        o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

        o we shall not have adequate cash or financing commitments available to pay the for the units validly tendered.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

18.      CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your managing general partner (which is our affiliate), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) unitholders residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19.      FEES AND EXPENSES.

         Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee unitholders to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                           ---------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the managing general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information Concerning Your Partnership--Additional Information Concerning Your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:
                      RIVER OAKS PARTNERSHIP SERVICES, INC.

          BY MAIL:                  BY OVERNIGHT COURIER:                 BY HAND:
       P.O. BOX 2065                  111 COMMERCE ROAD               111 COMMERCE ROAD
S. HACKENSACK, NJ 07606-2065         CARLSTADT, NJ 07072             CARLSTADT, NJ 07072
                                 ATTN: REORGANIZATION DEPT.       ATTN: REORGANIZATION DEPT.

                          FOR INFORMATION, PLEASE CALL:

                            TOLL FREE: (888) 349-2005

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP"); AIMCO/Bethesda Holdings, Inc.; AIMCO/Bethesda Holdings Acquisitions, Inc.; ORP Acquisition, Inc.; Oxford Realty Financial Group, Inc. and Oxford Residential Properties I Corporation, the managing general partner of your partnership, are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of entities listed above (other than AIMCO) are Peter K. Kompaniez and Patrick
J. Foye. Unless otherwise indicated, the business address of each executive officer and director is 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222-7900. Each executive officer and director is a citizen of the United States of America.


               NAME                                           POSITION
               ----                                           ---------

 Terry Considine................................  Chairman of the Board of Directors and Chief Executive
                                                  Officer

 Peter K. Kompaniez.............................  Vice Chairman, President and Director

 Thomas W. Toomey...............................  Chief Operating Officer

 Harry G. Alcock................................  Executive Vice President and Chief Investment Officer

 Joel F. Bonder.................................  Executive Vice President, General Counsel and Secretary

 Patrick J. Foye................................  Executive Vice President

 Lance J. Graber................................  Executive Vice President - Acquisitions

 Steven D. Ira..................................  Co-Founder and Executive Vice President

 Paul J. McAuliffe..............................  Executive Vice President and Chief Financial Officer

 James N. Bailey................................  Director

 Richard S. Ellwood.............................  Director

 J. Landis Martin...............................  Director

 Thomas L. Rhodes...............................  Director



                NAME                    PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                    ----------------------------------------------

Terry Considine.....................    Mr. Considine has been Chairman and Chief
                                        Executive Officer of AIMCO and AIMCO-GP since July
                                        1994. Mr. Considine serves as Chairman of the
                                        Board of Directors of American Land Lease, Inc.
                                        (formerly Asset Investors Corporation and
                                        Commercial Asset Investors, Inc.), another public
                                        real estate investment trust. Mr. Considine has
                                        been and remains involved as a principal in a
                                        variety of other business activities.


Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a
                                        director of AIMCO since July 1994 and was
                                        appointed President in July 1997. Mr. Kompaniez
                                        has also served as Chief Operating Officer of NHP
                                        Incorporated, which was acquired by AIMCO in
                                        December 1997. From 1986 to 1993, he served as
                                        President and Chief Executive Officer of Heron
                                        Financial Corporation ("HFC"), a United States
                                        holding company for Heron International, N.V.'s
                                        real estate and related assets. While at HFC, Mr.
                                        Kompaniez administered the acquisition,
                                        development and disposition of approximately 8,150
                                        apartment units (including 6,217 units that have
                                        been acquired by the AIMCO) and 3.1 million square
                                        feet of commercial real estate.

Thomas W. Toomey....................    Mr. Toomey served as Senior Vice President -
                                        Finance and Administration of AIMCO from January
                                        1996 to March 1997, when he was promoted to
                                        Executive Vice-President-Finance and
                                        Administration. Mr. Toomey served as Executive
                                        Vice-President-Finance and Administration until
                                        December 1999, when he was appointed Chief
                                        Operating Officer. From 1990 to 1995, Mr. Toomey
                                        served with Lincoln Property Company ("LPC") as
                                        Vice President/Senior Controller and Director of
                                        Administrative Services of Lincoln Property
                                        Services, where he was responsible for LPC's
                                        computer systems, accounting, tax, treasury
                                        services and benefits administration. From 1984 to
                                        1990, he was an audit manager with Arthur Andersen
                                        & Co. where he served real estate and banking
                                        clients. Mr. Toomey received a B.S. in Business
                                        Administration/Finance from Oregon State
                                        University.

Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO
                                        from July 1996 to October 1997, when he was
                                        promoted to Senior Vice President - Acquisitions.
                                        Mr. Alcock served as Senior Vice
                                        President-Acquisitions until October 1999, when he
                                        was promoted to Executive Vice President and Chief
                                        Investment Officer. Mr. Alcock has held
                                        responsibility for AIMCO's acquisition and
                                        financing activities since July 1994. From June
                                        1992 until July 1994, Mr. Alcock served as Senior
                                        Financial Analyst for PDI and HFC. From 1988 to
                                        1992, Mr. Alcock worked for Larwin Development
                                        Corp., a Los Angeles-based real estate developer,
                                        with responsibility for raising debt and joint
                                        venture equity to fund land acquisition and
                                        development. From 1987 to 1988, Mr. Alcock worked
                                        for Ford Aerospace Corp. He received his B.S. from
                                        San Jose State University.

Joel F. Bonder......................    Mr. Bonder was appointed Executive Vice President,
                                        General Counsel and Secretary of AIMCO effective
                                        December 1997. Prior to joining AIMCO, Mr. Bonder
                                        served as Senior Vice President and General
                                        Counsel of NHP from April 1994 until December
                                        1997. Mr. Bonder served as Vice President and
                                        Deputy General Counsel of NHP from June 1991 to
                                        March 1994 and as Associate General Counsel of NHP
                                        Incorporated from 1986 to 1991. From 1983 to 1985,
                                        Mr. Bonder was with the Washington, D.C. law firm
                                        of Lane & Edson, P.C. From 1979 to 1983, Mr.
                                        Bonder practiced with the Chicago law firm of Ross
                                        and Hardies. Mr. Bonder received an A.B. from the
                                        University of Rochester and a J.D. from Washington
                                        University School of Law.



Patrick J. Foye.....................    Mr. Foye was appointed Executive Vice President of
                                        AIMCO in May 1998. He is responsible for
                                        acquisitions of partnership securities,
                                        consolidation of minority interests, and corporate
                                        and other acquisitions. Prior to joining AIMCO,
                                        Mr. Foye was a merger and acquisitions partner in
                                        the law firm of Skadden, Arps, Slate, Meagher &
                                        Flom LLP from 1989 to 1998 and was Managing
                                        Partner of the firm's Brussels, Budapest and
                                        Moscow offices from 1992 through 1994. Mr. Foye is
                                        also Deputy Chairman of the Long Island Power
                                        Authority and serves as a member of the New York
                                        State Privatization Council. He received a B.A.
                                        from Fordham College and a J.D. from Fordham
                                        University Law School and was Associate Editor of
                                        the Fordham Law Review.

Lance Graber........................    Mr. Graber was appointed Executive Vice President
                                        - Acquisitions in October 1999. His principal
                                        business function is acquisitions. Prior to
                                        joining AIMCO, Mr. Graber was an Associate from
                                        1991 through 1992 and then a Vice President from
                                        1992 through 1994 at Credit Suisse First Boston
                                        engaged in real estate financial advisory services
                                        and principal investing. He was a Director there
                                        from 1994 to May 1999, during which time he
                                        supervised a staff of seven in the making of
                                        principal investments in hotel, multi-family and
                                        assisted living properties. Mr. Graber received a
                                        B.S. and an M.B.A. from the Wharton School of the
                                        University of Pennsylvania.

Steven D. Ira.......................    Mr. Ira is a Co-Founder of AIMCO and has served as
                                        Executive Vice President - Property Operations of
                                        AIMCO since July 1994. From 1987 until July 1994,
                                        he served as President of Property Asset
                                        Management ("PAM"). Prior to merging his firm with
                                        PAM in 1987, Mr. Ira acquired extensive experience
                                        in property management. Between 1977 and 1981 he
                                        supervised the property management of over 3,000
                                        apartment and mobile home units in Colorado,
                                        Michigan, Pennsylvania and Florida, and in 1981 he
                                        joined with others to form the property management
                                        firm of McDermott, Stein and Ira. Mr. Ira served
                                        for several years on the National Apartment
                                        Manager Accreditation Board and is a former
                                        president of both the National Apartment
                                        Association and the Colorado Apartment
                                        Association. Mr. Ira is the sixth individual
                                        elected to the Hall of Fame of the National
                                        Apartment Association in its 54-year history. He
                                        holds a Certified Apartment Property Supervisor
                                        (CAPS) and a Certified Apartment Manager
                                        designation from the National Apartment
                                        Association, a Certified Property Manager (CPM)
                                        designation from the National Institute of Real
                                        Estate Management (IREM) and he is a member of the
                                        Board of Directors of the National Multi-Housing
                                        Council, the National Apartment Association and
                                        the Apartment Association of Greater Orlando. Mr.
                                        Ira received a B.S. from Metropolitan State
                                        College in 1975.


Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of
                                        AIMCO since February 1999 and was appointed Chief
                                        Financial Officer in October 1999. Prior to
                                        joining AIMCO, Mr. McAuliffe was Senior Managing
                                        Director of Secured Capital Corporation and prior
                                        to that time had been a Managing Director of Smith
                                        Barney, Inc. from 1993 to 1996, where he was a key
                                        member of the underwriting team that led AIMCO's
                                        initial public offering in 1994. Mr. McAuliffe was
                                        also a Managing Director and head of the real
                                        estate group at CS First Boston from 1990 to 1993
                                        and he was a Principal in the real estate group at
                                        Morgan Stanley & Co., Inc. from 1983 to 1990. Mr.
                                        McAuliffe received a B.A. from Columbia College
                                        and an MBA from University of Virginia, Darden
                                        School.

James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in
Cambridge Associates, Inc.              June 2000. In 1973, Mr. Bailey co-founded
1 Winthrop Square,                      Cambridge Associates, Inc., which is an investment
Suite 500                               consulting firm for non-profit institutions and
Boston, MA  02110                       wealthy family groups. He is also Co-Founder,
                                        Treasurer and Director of The Plymouth Rock
                                        Company, Direct Response Corporation and
                                        Homeowners' Direct Corporation, each of which is a
                                        United States personal lines insurance company. He
                                        received his M.B.A. and J.D. degrees in 1973 from
                                        Harvard Business School and Harvard Law School.


Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in
12 Auldwood Lane                        July 1994 and is currently Chairman of the Audit
Rumson, NJ  07660                       Committee and a member of the Compensation
                                        Committee. Mr. Ellwood is the founder and
                                        President of R.S. Ellwood & Co., Incorporated, a
                                        real estate investment banking firm. Prior to
                                        forming R.S. Ellwood & Co., Incorporated in 1987,
                                        Mr. Ellwood had 31 years experience on Wall Street
                                        as an investment banker, serving as: Managing
                                        Director and senior banker at Merrill Lynch
                                        Capital Markets from 1984 to 1987; Managing
                                        Director at Warburg Paribas Becker from 1978 to
                                        1984; general partner and then Senior Vice
                                        President and a director at White, Weld & Co. from
                                        1968 to 1978; and in various capacities at J.P.
                                        Morgan & Co. from 1955 to 1968. Mr. Ellwood
                                        currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast
                                        Industries, Inc.


J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in
199 Broadway                            July 1994 and became Chairman of the Compensation
Suite 4300                              Committee on March 19, 1998. Mr. Martin is a
Denver, CO  80202                       member of the Audit Committee. Mr. Martin has
                                        served as President and Chief Executive Officer of
                                        NL Industries, Inc., a manufacturer of titanium
                                        dioxide, since 1987. Mr. Martin has served as
                                        Chairman of Tremont Corporation ("Tremont"), a
                                        holding company operating though its affiliates
                                        Titanium Metals Corporation ("TIMET") and NL
                                        Industries, Inc. ("NL"), since 1990 and as Chief
                                        Executive Officer and a director of Tremont since
                                        1988. Mr. Martin has served as Chairman of TIMET,
                                        an integrated producer of titanium, since 1987 and
                                        Chief Executive Officer since January 1995. From
                                        1990 until its acquisition by a predecessor of
                                        Halliburton Company ("Halliburton") in 1994, Mr.
                                        Martin served as Chairman of the Board and Chief
                                        Executive Officer of Baroid Corporation, an
                                        oilfield services company. In addition to Tremont,
                                        NL and TIMET, Mr. Martin is a director of
                                        Halliburton, which is engaged in the petroleum
                                        services, hydrocarbon and engineering industries,
                                        and Crown Castle International Corporation, a
                                        communications company.

Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in
215 Lexington Avenue                    July 1994 and is a member of the Audit and
4th Floor                               Compensation Committees. Mr. Rhodes has served as
New York, NY  10016                     the President and a Director of National Review
                                        magazine since November 1992, where he has also
                                        served as a Director since 1998. From 1976 to
                                        1992, he held various positions at Goldman, Sachs
                                        & Co. and was elected a General Partner in 1986
                                        and served as a General Partner from 1987 until
                                        November 1992. He is currently Co-Chairman of the
                                        Board, Co-Chief Executive Officer and a Director
                                        of American Land Lease, Inc. He also serves as a
                                        Director of Delphi Financial Group and its
                                        subsidiaries, Delphi International Ltd., Oracle
                                        Reinsurance Company and the Lynde and Harry
                                        Bradley Foundation.

                                    ANNEX II

                              LETTER OF TRANSMITTAL
           TO TENDER ASSIGNEE UNITS OF LIMITED PARTNERSHIP INTEREST IN
     OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                    DATED FEBRUARY 5, 2001 (THE "OFFER DATE")
                                       BY
                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT 5:00 P.M., NEW YORK TIME,
            ON MARCH 6, 2001, UNLESS EXTENDED (AS EXTENDED FROM TIME
                        TO TIME, THE "EXPIRATION DATE")
--------------------------------------------------------------------------------
TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                           --------------------------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                           ---------------------------

     FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE).

                     The Information Agent for the offer is:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


          By Mail:                              By Overnight Courier:                        By Hand:
        P.O. Box 2065                             111 Commerce Road                      111 Commerce Road
S. Hackensack, N.J. 07606-2065                  Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                                    By Telephone:
                                              TOLL FREE: (888) 349-2005

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.

Ladies and Gentlemen:

    The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the Offer, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the Offer as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

    Subject to and effective upon acceptance for consideration of any of the Units tendered hereby and thereby in accordance with the terms of the Offer, the Signatory hereby and thereby irrevocably sells, assigns, transfers, conveys and delivers to, or upon the order of, the Purchaser all right, title and interest in and to such Units tendered hereby and thereby that are accepted for payment pursuant to the Offer, including, without limitation, (i) all of the Signatory's interest in the capital of the Partnership, and the Signatory's interest in all profits, losses and distributions of any kind to which the Signatory shall at any time be entitled in respect of the Units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the Expiration Date, in respect of the Units tendered by the Signatory and accepted for payment and thereby purchased by the Purchaser;
(ii) all other payments, if any, due or to become due to the Signatory in respect of the Units, under or arising out of the agreement and certificate of limited partnership of the Partnership (the "Partnership Agreement"), or any agreement pursuant to which the Units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of the Signatory's claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Partnership Agreement or Purchase Agreement or the Signatory's ownership of the Units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of the Partnership; and (iv) all present and future claims, if any, of the Signatory against the Partnership, the other partners and unitholders of the Partnership, or the general partner(s) and any affiliates thereof, under or arising out of the Partnership Agreement, the Purchase Agreement, the Signatory's status as a unitholder, or the terms or conditions of the Offer, for monies loaned or advanced, for services rendered, for the management of the Partnership or otherwise.

    NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a unitholder under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

    By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the Offer. The Signatory recognizes that under certain circumstances set forth in the Offer, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER APRIL 3, 2001 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

      THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS.

    The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

    All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

    The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before 5:00 P.M., New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

      Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

      THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2.    SIGNATURE REQUIREMENTS.

      INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, unitholders must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE UNITHOLDER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

      IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

      TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)       --       Copy of death certificate.

DECEASED OWNER (OTHERS)             --       Copy of death certificate (see also
                                             Executor/Administrator/Guardian
                                             below).

EXECUTOR/ADMINISTRATOR/GUARDIAN     --       Copy of court appointment documents
                                             for executor or administrator; and
                                             (a) a copy of applicable provisions
                                             of the will (title page,
                                             executor(s)' powers, asset
                                             distribution); or (b) estate
                                             distribution documents.

ATTORNEY-IN-FACT                    --       Current power of attorney.

CORPORATION/PARTNERSHIP             --       Corporate resolution(s) or other
                                             evidence of authority to act.
                                             Partnerships should furnish a copy
                                             of the partnership agreement.

TRUST/PENSION PLANS                 --       Unless the trustee(s) are named in
                                             the registration, a copy of the
                                             cover page of the trust or pension
                                             plan, along with a copy of the
                                             section(s) setting forth names and
                                             powers of trustee(s) and any
                                             amendments to such sections or
                                             appointment of successor
                                             trustee(s).

4. TAX CERTIFICATIONS. The unitholder(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the unitholder(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

      U.S. PERSONS. A unitholder that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

      BOX 6 - SUBSTITUTE FORM W-9.

      Part (i), Taxpayer Identification Number -- Tendering unitholders must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the unitholder being subject to backup withholding.

      Part (ii), Backup Withholding -- In order to avoid 31% Federal income tax backup withholding, the tendering unitholder must certify, under penalty of perjury, that such unitholder is not subject to backup withholding. Certain unitholders (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

      When determining the TIN to be furnished, please refer to the following as a guide:

      Individual accounts - should reflect owner's TIN.
      Joint accounts - should reflect the TIN of the owner whose name appears first.
      Trust accounts - should reflect the TIN assigned to the trust.
      IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
      Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
      Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

      By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

      BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each unitholder transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under
      Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

      FOREIGN PERSONS -- In order for a tendering unitholder who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 31% backup withholding, such foreign unitholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

      GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.



-------------------------------------------------------------------------------------------------------------------
                                                                GIVE THE TAXPAYER IDENTIFICATION
       FOR THIS TYPE OF ACCOUNT:                                NUMBER OF --
-------------------------------------------------------------------------------------------------------------------

    1.  An individual account                                   The individual

    2.  Two or more individuals (joint account)                 The actual owner of the account or, if combined
                                                                Funds, the first individual on the account

    3.  Husband and wife (joint account)                        The actual owner of the account or, if joint funds,
                                                                Either person

    4.  Custodian account of a minor (Uniform Gift to           The minor(2)
        Minors Act)

    5.  Adult and minor (joint account)                         The adult or, if the minor is the only contributor,
                                                                the minor(1)

    6.  Account in the name of guardian or committee for a      The ward, minor or incompetent person(3)
        designated ward, minor or incompetent person(3)

    7.a.  The usual revocable savings trust account             The grantor trustee(1)
          (grantor is also trustee)

      b.  So-called trust account that is not a legal or        The actual owner(1)
          valid trust under state law

    8.  Sole proprietorship account                             The owner(4)

    9.  A valid trust, estate or pension trust                 The legal entity (Do not furnish the identifying number
                                                               of the personal representative or trustee unless the
                                                               legal entity itself is not designated in the account
                                                               title.)(5)

    10. Corporate account                                      The corporation

    11. Religious, charitable, or educational                  The organization
        organization account

    12. Partnership account held in the name of the            The partnership
        business

    13. Association, club, or other tax-exempt                 The organization
        organization

    14. A broker or registered nominee                         The broker or nominee

    15. Account with the Department of Agriculture in          The public entity
        the name of a public entity (such as a State or
        local government, school district, or prison)
        that receives agricultural program payments

(1)   List first and circle the name of the person whose number you furnish.

(2)   Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

    OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

    PAYEES EXEMPT FROM BACKUP WITHHOLDING

    Payees specifically exempted from backup withholding on ALL payments include the following:

    -  A corporation.
    -  A financial institution.
    - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
    -  The United States or any agency or instrumentality thereof.
    - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
    - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
    -  An international organization or any agency or instrumentality thereof.
    - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
    -  A real estate investment trust.
    -  A common trust fund operated by a bank under section 584(a) of the Code.
    -  An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
    - An entity registered at all times under the Investment Company Act of 1940.
    -  A foreign central bank of issue.
    - A futures commission merchant registered with the Commodity Futures Trading Commission.

    Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

    - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
    - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
    - Payments of patronage dividends where the amount received is not paid in money.
    -  Payments made by certain foreign organizations.
    -  Payments made to an appropriate nominee.
    -  Section 404(k) payments made by an ESOP.

    Payments of interest not generally subject to backup withholding include the following:

    - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
    - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
    - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
    -  Payments on tax-free covenant bonds under section 1451 of the Code.
    -  Payments made by certain foreign organizations.
    -  Payments of mortgage interest to you.
    -  Payments made to an appropriate nominee.

    Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

       Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

    PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

    PENALTIES

    (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

    (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

    FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

         The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.



               By Mail:                          By Overnight Courier:                        By Hand:
             P.O. Box 2065                           111 Commerce Road                    111 Commerce Road
    S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                             For information, please call:
                                              TOLL FREE:  (888) 349-2005






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